Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Corporate Development, 504-362-4321
Superior Energy Services Announces Acquisition of
Advanced Oilwell Services
Harvey, La. — April 9, 2007 — Superior Energy Services, Inc. (NYSE: SPN) announced today that it has acquired Advanced Oilwell Services, Inc. for $24.1 million in cash. Additionally, the agreement includes a potential earnout payment of $6.0 million if Advanced Oilwell Services achieves certain financial objectives.
     Headquartered in Brookshire, Texas, Advanced Oilwell Services provides primary cementing and pressure pumping services primarily in the East Texas region. The company fabricates much of its own pressure pumping equipment, and is one of the only independent cementing companies that maintains a large supply of cement and additives. The company has 33 employees and a senior management team that averages 25 years of operational and engineering experience in the energy industry.
     Kenneth L. Blanchard, Superior’s President and Chief Operating Officer, stated, “This acquisition, which is expected to be accretive to earnings in 2007, fits in nicely with our desire to expand our market share in pumping and stimulation services. Advanced Oilfield Services positions us well in the East Texas market and creates a platform for future expansion into South Texas and beyond. The acquisition also provides Superior with pressure pumping package fabrication capacity for both internal use and external sale. Finally, we feel fortunate to be welcoming such an experienced management group to the Superior team.”
     The purchase price and any subsequent capital spending related to Advanced Oilwell Services’ operations are not included in the Company’s previously announced 2007 capital expenditure budget of $362 million.
     Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the drilling and production-related needs of oil and gas companies in the U.S. and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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